Exhibit 99.1

News Release

Contact:

Ellen Ewart

Vice President, Investor and Media Relations

410-689-7632

eewart@foundationcoal.com

Foundation Coal Appoints Stephen Ko to Board of Directors

Linthicum Heights, Maryland, June 3, 2005 – Foundation Coal Holdings, Inc. (NYSE:FCL) today announced that it has elected Stephen Ko to its board of directors. Ko replaces Joshua Astrof, who resigned from the board.

According to Foundation president and chief executive officer, James F. Roberts, “Stephen has been involved with Foundation Coal through the acquisition and initial public offering of the company in 2004. His knowledge and background make him a welcome addition to the board.”

Since 2002, Ko has been an associate in the Private Equity Group of The Blackstone Group L.P., an investment and advisory firm. His prior experience includes positions at Clayton, Dubilier & Rice, Inc., a private equity firm, and the Investment Banking Division of Goldman, Sachs & Co. Ko currently serves as a member of the Advisory Committee of Graham Packaging Holdings Company.

Ko received both a bachelor of arts degree and a masters degree in business administration from Harvard University. He also earned his masters of philosophy from the University of Cambridge (England).

Foundation Coal Holdings, Inc. is a major U.S. coal producer with 13 coal mines and related facilities in several states including Pennsylvania, West Virginia, Illinois, and Wyoming. Through its subsidiaries Foundation Coal employs approximately 2,700 people and produces approximately 67 million tons annually, largely for utilities generating electricity. Foundation’s corporate offices are in Linthicum Heights, MD.

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